Exhibit 3.1.6

FILED DONETTA DAVIDSON COLORADO SECRETARY OF STATE

20021028698 C $ 100.00 SECRETARY OF STATE 02-06-2002 13:44:12

COSMOSIS CORPORATION

ARTICLES OF INCORPORATION

The undersigned natural person, being 18 or more years of age, hereby establishes a corporation pursuant to the Colorado Business Corporation Act as amended and adopts the following Articles of Incorporation:

FIRST: The name of the Corporation is Cosmosis Corporation

SECOND: The Corporation shall have perpetual duration.

THIRD: (a) The purpose for which the Corporation is organized is to engage in any lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

(b) In furtherance of its lawful purposes the Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter exercisable by corporations organized under the laws of Colorado. In addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.

FOURTH: (a) The aggregate number of shares which the Corporation shall have authority to issue is 100 shares of common stock, with no par value per share. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act. The shares of this class shall also be entitled to receive the net assets of the Corporation upon dissolution.

(b) Each shareholder of record shall have one vote for each share of stock standing in his or her name on the books of the Corporation and entitled to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

(c) The shareholders of the Corporation shall not have the preemptive right to acquire unissued shares of the Corporation or securities convertible into or carrying a right to subscribe for or acquire such shares.

FIFTH: No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the Corporation or its shareholders for monetary damages for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in § 7-108-403, Colorado Revised Statutes, or (iv) any transaction from which the director derived an improper personal benefit. Nothing contained herein shall be construed to deprive any director of his or her right to all defenses ordinarily available to a director nor shall anything herein be construed to deprive any director of any right he or she may have for contribution from any other director or other person, nor shall this provision increase the liability of any director beyond that otherwise existing from time to time.

SIXTH: Except as otherwise provided in the By-Laws or, to the extent not inconsistent with the By-Laws, as resolved by the Board of Directors, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person, including but without limiting the generality hereof, a purchaser, assignee or transferee of such shares or of rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. Notwithstanding the foregoing, this Article SIXTH does not limit the right of the Corporation in its absolute discretion to recognize, or otherwise act in respect of, such person as though such person were the registered holder of the shares.

SEVENTH: The address of the initial registered office of the Corporation is 1675 Broadway, Suite 2600, Denver, Colorado 80202. The name of its initial registered agent at such address is John G. Lewis.

EIGHTH: The address of the initial principal office of the Corporation is 1141 West Enclave Circle, Louisville, Colorado 80027.

NINTH: The number of directors of the Corporation shall be fixed by the bylaws, or if the bylaws fail to fix such number, then by resolution adopted from time to time by the board of directors. The following persons are elected to serve as the Corporation’s initial directors until the first annual meeting of shareholders or until their successors are duly elected and qualified:

NAME	ADDRESS

John G. Lewis	1675 Broadway, Suite 2600, Denver, Colorado 80202

TENTH: The name and address of the incorporator is:

NAME	ADDRESS

John G. Lewis	1675 Broadway, Suite 2600, Denver, Colorado 80202

ELEVENTH: A copy of this document may be sent by the Colorado Secretary of State upon completion of the filing to: 1675 Broadway, Suite 2600, Denver, Colorado 80202.

DATED: February 6, 2002.

/s/ John G. Lewis
John G. Lewis Incorporator

John G. Lewis hereby consents to the appointment as the initial registered agent for Cosmosis Corporation.

/s/ John G. Lewis
John G. Lewis Initial Registered Agent